EXHIBIT 99.1

Team, Inc. Reports Third Quarter Fiscal Year 2015 Adjusted Earnings of $0.11 Per Share; Reaffirms FY 2015 Adjusted Earnings Target of $2.00 Per Share

SUGAR LAND, Texas, April 7, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced financial results for the third quarter ending February 28, 2015 of fiscal year 2015. Team reported adjusted earnings of $2.4 million ($0.11 per diluted share), versus adjusted earnings of $0.2 million ($0.01 per diluted share) for the prior year quarter. Revenues for the current year quarter increased by 7% to $174.6 million compared to revenues of $163.2 million for the prior year quarter. (Adjusted earnings in the current quarter exclude non-routine charges not indicative of Team's ongoing operating activities of $2.1 million (net of tax), or $0.10 per diluted share, related to a loss on Team's Venezuela investment ($0.8 million), legal fees related to defense of a Team patent ($0.7 million), foreign currency losses ($0.4 million) and equipment write-downs ($0.2 million). Adjusted earnings in the prior year quarter exclude $1.2 million (net of tax), or $0.06 per diluted share, of non-routine Venezuela currency revaluation loss).

Year-to-date revenues were $603.3 million, a 12% increase compared to revenues of $538.0 million for the prior year. Year-to-date adjusted earnings were $26.9 million ($1.23 per diluted share), versus adjusted earnings of $18.2 million ($0.86 per diluted share) for the prior year. (Adjusted earnings in the current year exclude $2.2 million (net of tax), or $0.10 per diluted share, as described above).

"We are pleased with our operating performance and progress," said Ted Owen, Team's President and Chief Executive Officer. "We remain on track to achieve our budgeted adjusted earnings of $2.00 per diluted share, which would be a 35% increase in year over year earnings and a record performance for Team."

Highlights

  Revenues ($174.6 million) and adjusted earnings ($0.11 per diluted share).
  Revenue growth of 7% in the quarter and 12% year to date.
  Gross margin improvement of one percentage point for both the quarter and year to date (27% and 30%, respectively).
  Adjusted earnings before interest and taxes ("Adjusted EBIT") of $4.4 million for the quarter and $45.1 million year to date.
  Adjusted EBITDA (Adjusted EBIT plus depreciation, amortization and non-cash compensation expenses) of $11.3 million in the current quarter (up 55%) and $65.6 million year to date (up 29%).
  Trailing twelve month ("TTM") Adjusted EBITDA of $92.6 million -- an 11.4% margin on TTM revenues of $814.8 million.
  Net debt of $50.9 million ($86.5 million debt less $35.6 million cash). Net debt to TTM Adjusted EBITDA of 0.55 to 1.
  Year-to-date capital expenditures of $18.7 million.
  Stock buybacks totaled $21.1 million (547 thousand shares) in the current quarter.

GAAP Earnings

Team's net income available to shareholders reported in accordance with generally accepted accounting principles (including non-routine items) was $0.3 million ($0.01 per diluted share) for the current quarter as compared to a net loss of $1.0 million (loss of $0.05 per diluted share) in the prior year. Certain non-routine items have been excluded when arriving at adjusted earnings. A reconciliation of net income, reported in accordance with generally accepted accounting principles, to adjusted net income is contained in the tables below.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, April 8, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 866-270-6057 and use conference code 88003568 when prompted.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 174,589	$ 163,236	$ 603,329	$ 538,040
Operating expenses	127,877	121,540	421,448	382,532
Gross margin	46,712	41,696	181,881	155,508

Selling, general and administrative expenses	43,786	40,725	138,456	125,482
Earnings from unconsolidated affiliates	--	29	--	822
Gain from revaluation of contingent consideration	--	--	--	2,138
Operating income	2,926	1,000	43,425	32,986

Foreign currency loss	673	1,868	1,489	2,398
Loss on investment in Venezuela	1,177	--	1,177	--
Interest expense, net	560	660	1,786	2,079
Earnings (loss) before income taxes	516	(1,528)	38,973	28,509

Provision for income taxes	187	(557)	14,031	10,406
Net income (loss)	329	(971)	24,942	18,103

Less: Income attributable to non-controlling interest	25	39	241	178
Net income (loss) available to common shareholders	$ 304	$ (1,010)	$ 24,701	$ 17,925

Earnings (loss) per common share:
Basic	$ 0.01	$ (0.05)	$ 1.20	$ 0.88
Diluted	$ 0.01	$ (0.05)	$ 1.13	$ 0.84

Weighted average number of shares outstanding:
Basic	20,560	20,384	20,569	20,432
Diluted	21,740	21,193	21,844	21,284

TEAM, INC. AND SUBSIDIARIES
ADDITIONAL FINANCIAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted Net income:
Net income (loss) available to common shareholders	$ 304	$ (1,010)	$ 24,701	$ 17,925
Non-routine Venezuela currency devaluation	--	1,858	--	1,858
Non-routine revaluation contingent consideration	--	--	--	(2,138)
Non-routine acquisition costs	--	--	164	--
Non-routine legal fees	1,096	--	1,096	--
Non-routine fixed asset write-down	383	--	383	--
Non-routine loss on investment in Venezuela	1,177	--	1,177	--
Non-routine foreign currency loss	673	--	673	--
Non-routine severance costs	--	--	--	742
Tax impact of adjustments	(1,198)	(678)	(1,257)	(173)
Adjusted Net income	$ 2,435	$ 170	$ 26,937	$ 18,214

Adjusted Net income per common share:
Basic	$ 0.12	$ 0.01	$ 1.31	$ 0.89
Diluted	$ 0.11	$ 0.01	$ 1.23	$ 0.86

Adjusted EBITDA:
Operating income ("EBIT")	$ 2,926	$ 1,000	$ 43,425	$ 32,986
Non-routine revaluation contingent consideration	--	--	--	(2,138)
Non-routine fixed asset write-down	383	--	383	--
Non-routine acquisition costs	--	--	164	--
Non-routine legal fees	1,096	--	1,096	--
Non-routine severance costs	--	--	--	742
Adjusted EBIT	4,405	1,000	45,068	31,590
Depreciation and amortization	5,688	5,285	16,852	15,976
Non-cash share-based compensation costs	1,226	995	3,691	3,205
Adjusted EBITDA	$ 11,319	$ 7,280	$ 65,611	$ 50,771

Segment Data:
Revenues:
IHT	$ 95,350	$ 85,149	$ 335,024	$ 290,409
MS	64,999	63,440	217,066	200,196
Quest	14,240	14,647	51,239	47,435
	$ 174,589	$ 163,236	$ 603,329	$ 538,040

Adjusted EBIT:
IHT	$ 7,536	$ 3,783	$ 41,822	$ 29,528
MS	3,740	2,939	19,417	17,120
Quest	1,196	1,170	8,313	5,986
Corporate and shared support	(8,067)	(6,892)	(24,484)	(21,044)
	$ 4,405	$ 1,000	$ 45,068	$ 31,590

Adjusted EBITDA:
IHT	$ 9,674	$ 5,719	$ 48,029	$ 35,475
MS	5,591	4,740	25,015	22,511
Quest	2,626	2,513	12,567	10,019
Corporate and shared support	(6,572)	(5,692)	(20,000)	(17,234)
	$ 11,319	$ 7,280	$ 65,611	$ 50,771

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
FEBRUARY 28, 2015 AND MAY 31, 2014
(in thousands)

	February 28,	May 31,
	2015	2014
	(unaudited)

Current assets	$ 252,139	$ 248,814

Property, plant and equipment, net	93,124	89,961

Other non-current assets	138,288	146,166

Total assets	$ 483,551	$ 484,941

Current liabilities	$ 61,050	$ 75,143

Long term debt net of current maturities	86,445	73,721

Other non-current liabilities	18,709	19,032

Stockholders' equity	317,347	317,045

Total liabilities and stockholders' equity	$ 483,551	$ 484,941

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
FEBRUARY 28, 2015 AND FEBRUARY 28, 2014
(in thousands)

	Nine Months Ended
	February 28,
	2015	2014
	(unaudited)	(unaudited)
Net income	$24,942	$18,103

Depreciation, amortization and non-cash share based compensation expense	20,543	19,181

Loss on investment in Venezuela	1,177	--

Gain on contingent consideration revaluation	--	(2,138)

Working capital changes	(18,651)	3,511

Other items affecting operating cash flow	3,201	1,858

Net cash provided by operating activities	$31,212	$40,515

Capital expenditures	(18,712)	(23,758)

Cash used for business acquisitions, net	(2,949)	(10,175)

Other items affecting investing cash flow	(316)	381

Net cash used in investing activities	($21,977)	($33,552)

Borrowings of debt, net	15,690	9,800

Deferred consideration payments	(1,000)	(1,000)

Contingent consideration payments	(1,000)	--

Purchases of treasury stock	(21,138)	(13,334)

Cash associated with share-based payment arrangements, net	2,676	4,165

Net cash used in financing activities	($4,772)	($369)

Effect of exchange rate changes	(3,549)	(1,294)

Change in cash and cash equivalents	$914	$5,300

CONTACT: Greg L. Boane (281) 388-5541